FOR IMMEDIATE RELEASE

Berman Health and Media, Inc. announces Showtime Networks series premiere, launch of Yahoo! blog, promotion of new CFO

CHICAGO - July 28, 2006 - Berman Health and Media, Inc. (BRMC.pk) management and Dr. Laura Berman proudly announce the premiere of the new Showtime Networks series entitled “Sexual Healing.” New episodes of the series premiere each Friday at 9 p.m. Central Time and replay multiple times throughout the week. Episodes are also available “on-demand” on the Comcast Cable system. Check local listings for additional show times.

Management is also pleased to announce a new Yahoo! Health blog entitled “Sex Camp,” and written by Dr. Laura Berman. The blog is available on Yahoo! as part of the company’s new line of expert blogs and is highlighted under the Sex & Intimacy tab at: http://health.yahoo.com/

Berman Health and Media, Inc. announced today the promotion of Carlos Bernal as Chief Financial Officer, replacing William McDunn effective Wednesday, August 16, 2006.

In addition, management announces the scaling back of the Sexual Health State of the Art Series continuing medical education course events co-sponsored by Northwestern University’s Feinberg School of Medicine to one annual event, based upon decreased attendance after increasing the program to three annual events.

Berman Health and Media, Inc. also announced plans to discontinue the bioidentical hormone therapy practice at the downtown Chicago Berman Center clinic and the closing of its Naperville, IL office, which principally practiced hormone therapy. All medical treatment will be referred out to a network of physicians as the clinic shifts its focus to ongoing talk therapy and individual and couples therapy retreats as highlighted by the Showtime Networks television series.

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This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21 E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "should," or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the risks outlined in our Annual Report on Form 10-K that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels or activity, performance, or achievements expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

Contact: Chuck Sanchez
(312) 316-3840, csanchez@empowerpublicrelations.com